UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 18, 2009

CNS RESPONSE, INC.

2755 Bristol Street, Suite 285
Costa Mesa, CA 92626

_________________________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 29, 2009
_________________________________________

ADDITIONAL INFORMATION ABOUT THE MEETING, THE ELECTION OF DIRECTORS
AND OUR SOLICITATION OF PROXIES

Dear CNS Stockholders:

We want to remind you to return your WHITE proxy card as soon as possible.  As you know, we are holding our annual meeting to elect directors on Tuesday, September 29, 2009 at 10:00 a.m., local time, at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660.  Returning your proxy card will ensure that your shares are represented at the meeting, whether or not you are able to attend in person.

Our nominees for director are:

•	George Carpenter	•	John Pappajohn
•	Henry Harbin, M.D.	•	Tommy Thompson
•	David B. Jones	•	Jerome Vaccaro, M.D.

Our Board of Directors recommends that you vote “FOR” the election of our director nominees.

WE HAVE INCLUDED A PROXY CARD FOR YOUR USE.  Please mark your vote, sign and date the card and return it as soon as possible by one of the following methods:

•	By mail: in the enclosed pre-addressed envelope	•	By fax to: (866) 294-2611	•	By fax to: (718) 921-8331	•	By scan/email to: pbuck@cnsresponse.com

YOU DO NOT NEED TO SEND IN ANOTHER PROXY CARD IF YOU
HAVE ALREADY RETURNED ONE TO US.
_________________________________________

If you have any questions regarding the annual meeting or our solicitation of proxies, please call the Company at (714) 545-3288 or contact us via email at gcarpenter@cnsresponse.com.

ABOUT THE MEETING

Date, time and place:	Tuesday, September 29, 2009 at 10:00 a.m., local time, at the Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660.

Matters to be acted on:	•	To elect six directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified.
	•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Director nominees:	•	George Carpenter
	•	Henry Harbin, M.D.
	•	David B. Jones
	•	John Pappajohn
	•	Tommy Thompson
	•	Jerome Vaccaro, M.D.

All of our nominees have consented to serve as directors, if elected.

Who can vote:
All holders of record of our common stock at the close of business on August 27, 2009 are entitled to vote on each matter properly brought before the annual meeting and at any adjournment or postponement of the meeting.

How to vote:
Record holders.  If you hold your CNS shares as a record holder, you may vote your shares by completing, dating and signing the enclosed WHITE proxy card and returning it in the pre-addressed, postage paid envelope we are providing to you.  You also have the option of  submitting your proxy electronically via email or by fax by following the instructions on the cover page.  You also have the right to vote in person at the meeting, and if you choose to do so, you can bring the enclosed WHITE  proxy card or vote using the ballot provided at the annual meeting.

“Street name” holders.  If you hold your CNS shares in street name through a broker, bank or other nominee, you should receive a notice from them that includes instructions on how to vote your CNS shares.  Because you are not the record stockholder, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares for you.

Solicitation of proxies:
Our Board of Directors is soliciting your proxies in connection with the matters to be acted on at the annual meeting.  In connection with the solicitation, we may use the services of our directors, officers, employees and others to solicit proxies, personally or by mail, telephone, facsimile or the Internet.

If you vote by proxy, your shares will be voted at the annual meeting in the manner specified by you.  If you sign, date and return your WHITE  proxy card, but do not specify how you want your shares to be voted, they will be voted by the proxy holder as recommended by the Board.  Returning the WHITE proxy card also grants discretionary authority to the named proxies to vote your proxy in accordance with their judgment as to other matters that come before the annual meeting.  As of the date hereof, we know of no matters or proposals to be presented at the meeting other than as described herein and in our proxy statement that was previously sent to you.

Our recommendation:	Our board of directors recommends that you vote “FOR” the election of each of our director nominees.

Biographies of Our Director Nominees and Executive Officers

George Carpenter, Chief Executive Officer, Secretary

George Carpenter has served as our Chief Executive Officer since April 10, 2009 and prior to that date served as our President since October 1, 2007.  As President, Mr. Carpenter’s primary responsibility involved developing strategy and assembling the team for the commercialization of rEEG. From 2002 until he joined CNS, Mr. Carpenter was the President and CEO of WorkWell Systems, Inc., a national physical medicine firm that manages occupational health programs for Fortune 500 employers.  Prior to his position at WorkWell Systems, Mr. Carpenter founded and served as Chairman and CEO of Core, Inc., a company focused on integrated disability management and work-force analytics.  He served in those positions from 1990 until Core was acquired by Assurant, Inc. in 2001.  From 1984 to 1990, Mr. Carpenter was a Vice President of Operations with Baxter Healthcare, served as a Director of Business Development and as a strategic partner for Baxter's alternate site businesses.  Mr. Carpenter began his career at Inland Steel where he served as a Senior Systems Consultant in manufacturing process control. Mr. Carpenter holds an MBA in Finance from the University of Chicago and a BA with Distinction in International Policy & Law from Dartmouth College.

Henry T. Harbin, M.D., Director

Henry Harbin, M.D. joined our Board of directors on October 17, 2007.  Since 2004, Dr. Harbin has worked as an independent consultant providing health care consulting services to a number of private and public organizations. Dr. Harbin is a Psychiatrist with over 30 years of experience in the behavioral health field. He has held a number of senior positions in both public and private health care organizations. He worked for 10 years in the public mental health system in Maryland serving as Director of the state mental health authority for three of those years.  He has been CEO of two national behavioral healthcare companies - Greenspring Health Services and Magellan Health Services. At the time he was CEO of Magellan, it was the largest managed behavioral healthcare company managing the mental health and substance abuse benefits of approximately 70 million Americans including persons who were insured by private employers, Medicaid and Medicare. In 2002 and 2003, he served on the President's New Freedom Commission on Mental Health.  As a part of the Commission he was chair of the subcommittee for the Interface between Mental Health and General Medicine.  In 2005, he served as co-chair of the National Business Group on Health's work group that produced the Employer's Guide to Behavioral Health Services in December 2005.

David B. Jones, Director

David B. Jones has been a director of CNS California since August 2006, and became a director of the company upon completion of our merger with CNS California on March 7, 2007.  Mr. Jones currently serves as a partner of Sail Venture Partners, L.P., a position which he has held since 2003.  From 1998 to 2004, Mr. Jones served as Chairman and Chief Executive Officer of Dartron, Inc., a computer accessories manufacturer. From 1985 to 1997, Mr. Jones was a general partner of InterVen Partners, a venture capital firm with offices in Southern California and Portland, Oregon. From 1979 to 1985, Mr. Jones was President and Chief Executive Officer of First Interstate Capital, Inc., the venture capital affiliate of First Interstate Bancorp. Mr. Jones is a graduate of Dartmouth College and holds Masters of Business Administration and law degrees from the University of Southern California.

John Pappajohn, Director

John Pappajohn joined the CNS board of directors on August 26, 2009.  Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa.  He serves as a director on the boards of the following public companies:  American CareSource Inc., Dallas, TX since 1994; since 1996; PharmAthene, Inc., Annapolis, MD., since 2007; Spectrascience, Inc., San Diego, CA, since 2007; CareGuide, Inc., Florida,  (formerly Patient Infosystems, Inc.),  since 1996; and ConMed Healthcare Management, Inc., Hanover, MD since 2005.

Tommy Thompson, Director

Tommy G. Thompson joined the CNS board of directors on August 26, 2009.  Mr. Thompson is the former Health and Human Services Secretary and four-term Governor of Wisconsin.  Since March 2005 he has been a partner at the law firm of Akin Gump Strauss Hauer & Feld, and since February 2005 he also has served as President of Logistics Health, Inc.  He serves on the boards of CR Bard and Centene Corporation, both which are public companies, and is Chairman of AGA Medical Corporation, a privately-held company.  Thompson served as HHS Secretary from 2001 to 2005 and is one of the nation's leading advocates for the health and welfare of all Americans. He is the 19th individual to serve as Secretary of the department, which employs more than 60,000 personnel and has a fiscal year 2005 budget of $584 billion.  Thompson has dedicated his professional life to public service and served as Governor of Wisconsin from 1987 to 2001. Thompson was re-elected to office for a third term in 1994 and a fourth term in 1998.   At HHS, Thompson led the Administration’s efforts to pass and implement a new Medicare law that is for the first time providing a drug benefit to America’s seniors. As governor, Thompson created the nation's first parental school choice program in 1990, allowing low-income Milwaukee families to send children to the private or public school of their choice. He created Wisconsin's Council on Model Academic Standards, which implemented high academic standards for English language arts, math, science and social studies. Thompson began his career in public service in 1966 as a representative in Wisconsin's state Assembly. He was elected assistant Assembly minority leader in 1973 and Assembly minority leader in 1981. Thompson has received numerous awards for his public service, including the Anti-Defamation League's Distinguished Public Service Award. In 1997, Thompson received Governing Magazine's Public Official of the Year Award, and the Horatio Alger Award in 1998. Thompson served as chairman of the National Governors' Association, the Education Commission of the States and the Midwestern Governors' Conference. Thompson also served in the Wisconsin National Guard and the Army Reserve.

Jerome Vaccaro, M.D., Director

Jerome Vaccaro, M.D., joined the Board of directors of CNS California in 2006 and became a director of the company upon completion of our merger with CNS California on March 7, 2007.  Dr. Vaccaro is President and Chief Operating Officer of APS Healthcare, Inc, (APS) a privately held specialty healthcare company, which he joined in June 2007.  From February 2001 until its acquisition by United Health Group in 2005, Dr. Vaccaro served as President and Chief Executive Officer of PacifiCare Behavioral Health (“PBH”), and then served as Senior Vice President with United Health Group’s Specialized Care Services until he joined APS.  Dr. Vaccaro has also served as Medical Director of PBH (1996-2001), Chief Executive Officer of PacifiCare Dental and Vision (2002-2004), and Senior Vice President for the PacifiCare Specialty Health Division (2002-2004). Dr. Vaccaro has an extensive background in community mental health and public sector work, including editing the textbook, “Practicing Psychiatry in the Community,” which is hailed as the definitive community psychiatry text. Dr. Vaccaro completed medical school and a Psychiatry Residency at the Albert Einstein College of Medicine in New York City. After his training, Dr. Vaccaro served on the full-time faculty of the University of Hawaii (1985-1989) and UCLA (1989-1996) Departments of Psychiatry.

Daniel Hoffman, Chief Medical Officer and President

Dr. Hoffman, 61, became our President on April 10, 2009 and our Chief Medical Officer on January 15, 2008 upon our acquisition of Neuro-Therapy Clinic, P.C, which at the time of the acquisition was our largest customer and which was owned by Dr Hoffman.  He had served as the National Medical Director of Neuro-Therapy Clinic, P.C. since 1993. Dr. Hoffman is a Neuropsychiatrist with over 25 years experience treating general psychiatric conditions such as depression, bipolar disorder and anxiety. He provides the newest advances in diagnosing and treating attentional and learning problems in children and adults. Dr. Hoffman has authored over 40 professional articles, textbook chapters, poster presentations and letters to the editors on various aspects of neuropsychiatry, Quantitative EEG, LORETA, Referenced EEG, advances in medication management, national position papers and standards, Mild Traumatic Brain Injury, neurocognitive effects of Silicone Toxicity, sexual dysfunction and other various topics. Dr. Hoffman has given over 58 major presentations and seminars, including Grand Rounds at Universities and Hospitals, workshops and presentations at national society meeting (such as American Psychiatric Association and American Neuropsychiatric Association, national CME conferences, insurance companies, national professional associations, panel member discussant, and presenter of poster sessions. Dr Hoffman has a Bachelor of Science in Psychology from the University of Michigan, an MD from Wayne State University School of Medicine and conducted his Residency in Psychiatry at the University of Colorado Health Sciences Center. During the past five years, Dr. Hoffman has served as the President and CEO of Neuro-Therapy Clinic, P.C., a wholly-owned subsidiary of the company that is focused on discovering ways to integrate technology into the creation of better business practices.

Our First Annual Meeting

The September 29, 2009 meeting will be our first annual meeting of stockholders.  While Leonard Brandt served as our Chairman of the Board, we did not call and hold an annual meeting to elect directors.  Our bylaws allow the Chairman to call stockholder meetings on his own motion, without further action of the other board members, and also allow a majority of all of the directors to call stockholder meetings.  At various times in the past, other members of the Board asked Mr. Brandt to arrange for an annual meeting.  In addition, the Board discussed calling and holding an annual meeting during Board meetings.  However, neither Mr. Brandt nor the other directors submitted motions or took other formal action with respect to calling and holding an annual meeting until the Board of Directors voted (with Mr. Brandt abstaining from the vote) to call an annual meeting for September (including a subsequent vote to set the date as September 29, again with Mr. Brandt abstaining from the vote).

We hope you will be able to attend the meeting in person.  If you are unable to do so, we hope you exercise your right to elect directors by returning your proxy card.

Even if you plan to attend the annual meeting, we ask that you vote your shares in advance using the WHITE proxy card so that your vote will be counted if you later decide not to attend the meeting.

Important Notice Regarding Internet Availability Of Proxy Materials:   These additional soliciting material, our definitive proxy statement dated September 15, 2009, the accompanying WHITE proxy card and CNS’s Annual Report are available at www.cnsresponse.com.

Matters Involving Leonard Brandt

As we have previously disclosed, we have determined not to nominate Leonard Brandt for election as a director.  As you know, Mr. Brandt was removed by the Board of Directors as CNS’s Chief Executive Officer by a unanimous vote of all of the directors other than Mr. Brandt in April 2009.  He was replaced by George Carpenter, who had been serving as our President.  The Board decided to make this change for a number of reasons, but the primary reasons were Mr. Brandt’s repeated failures to secure financing, his shortcomings as a manager, and a fundamental disagreement between the other directors and Mr. Brandt regarding the Company’s strategy.  Mr. Brandt had been given primary responsibility for identifying and securing financing for CNS by the Board of Directors, and after 12 months of being unsuccessful in his efforts to secure acceptable financing, he recommended to the Board that CNS reduce staff, discontinue payroll, notify clinical trial sites that further payments would be delayed or suspended, and use bridge loans to “drip feed” CNS on a month-to-month basis.  Our other directors disagreed with this recommendation and determined to replace Mr. Brandt.

Since his removal, he has been waging a campaign to unseat our other directors and replace them with himself and his own nominees.  He has already attempted to call purported special meetings eight times since June and has solicited proxies and written consents in connection with those purported meetings.  He also claims to have taken action at a purported stockholder meeting on September 4, and subsequently filed an action in the Delaware Court of Chancery under Section 225 of the Delaware General Corporation Law seeking to have the Court declare that his meeting and election were valid.  CNS is contest Mr. Brandt’s claims and will file its response as required by Delaware law.  CNS’s position is that Mr. Brandt’s attempt to call and hold a special meeting was not made in compliance with the bylaws and that the record date he used for his purported meeting was incorrect and was chosen to deliberately disenfranchise certain CNS stockholders.  Section 1.2 of our bylaws provides, in pertinent part, that

The power to call annual meetings of stockholders or special meetings of stockholders in lieu of annual meetings is reserved and vested in the board of directors only; the rights of the stockholders of the Corporation to request the calling of a special meeting pursuant to Section 1.3 of the Bylaws shall not apply to this Section 1.2. (emphasis supplied)

Mr. Brandt’s purported September 4 meting was claimed to be a special meeting in lieu of an annual meeting.  In addition, Section 1.3 of our bylaws provides for a procedure through which the record holders of not less than twenty-five percent (25%) of our shares may demand that a special meeting be called.  Mr. Brandt did not follow that procedure. The Board also set a record date of August 27 with respect to Mr. Brandt’s purported meeting, as the Board is empowered to do under Delaware law.  In connection with his purported meeting, Mr. Brandt claims to have used a record date of August 24 rather than August 27.  Mr. Brandt’s contention appears to be that these bylaws and the August 27 record date do not apply to his purported September 4 meeting, even though he was aware of the bylaws and record date (and, in fact, was in attendance at the Board meetings at which the bylaws were adopted and the record date was set).

As of the date of these additional soliciting materials, no date has been set for any hearings with respect to these matters, and it is currently unclear when the Section 225 action will be heard or decided.  Mr. Brandt has filed a motion for what is known as a “status quo” order, which asks the Court, among other things, to prevent CNS from holding its annual meeting.  If the Court prohibits us from having our annual meeting, your proxy will not be voted.  We cannot predict what action the Court will take with respect to any of these matters and we believe that it is unlikely that there will be a final judicial decision on the Section 225 action until after our annual meeting is held.

Mr. Brandt has also filed soliciting materials with the SEC with respect to a consent solicitation to remove the current directors (other than Mr. Brandt) and elect his nominees as directors.  We do not know if he is actively soliciting consents, but if he does so, we currently intend to oppose that solicitation.  Proxy cards returned to us in connection with our annual meeting cannot be used to vote against or otherwise oppose any consent solicitation Mr. Brandt may undertake, and in order to oppose such a consent solicitation, CNS would make separate filings with the SEC.

Additional Information and Where to Find It

The Company filed a definitive proxy statement and other relevant documents concerning its 2009 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) on September 15, 2009 and has provided stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Company’s definitive proxy statement by accessing www.cnsresponse.com. In addition, CNS stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting the Company at 2755 Bristol Street, Suite 285, Costa Mesa, CA 92626.

Participants in Solicitation

CNS and its directors (other than Leonard Brandt) and executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders. Information regarding the interests of the Company’s directors and executive officers in the proxy contest is included in its definitive proxy statement.